UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. n/a )*

RADIOSHACK CORP.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

750438103

(CUSIP Number)

April 29, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐  Rule 13d-1(b)

     ☒  Rule 13d-1(c)

     ☐  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	750438103

1	NAMES OF REPORTING PERSONS Standard General L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
68-0645436

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER

10,130,928

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

10,130,928

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,130,928 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.8%. For additional information, see Item 4.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA

CUSIP No.	750438103

1	NAMES OF REPORTING PERSONS Standard General Master Fund L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
98-0626339

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

5,167,848

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

5,167,848

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,167,848 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%. For additional information, see Item 4.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	750438103

1	NAMES OF REPORTING PERSONS Standard General OC Master Fund L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
98-0629522

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

2,786,081

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

2,786,081

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,786,081 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.7%. For additional information, see Item 4.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	750438103

1	NAMES OF REPORTING PERSONS P Standard General Ltd. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

2,016,800

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

2,016,800

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,016,800 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0%. For additional information, see Item 4.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.	750438103

1	NAMES OF REPORTING PERSONS Standard General Focus Fund L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
26-4561365

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

160,199

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

160,199

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

160,199 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%. For additional information, see Item 4.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	750438103

1	NAMES OF REPORTING PERSONS Soohyung Kim I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

10,130,928

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

10,130,928

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,130,928 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.8%. For additional information, see Item 4.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Item 1.

	(a)	Name of Issuer
RadioShack Corp.

	(b)	Address of Issuer’s Principal Executive Offices
300 Radioshack Circle
Mail Stop CF3-203
Fort Worth, Texas 76102-1964

Item 2.
	(a)	Name of Person Filing
(i) Standard General L.P.
(ii) Standard General Master Fund L.P.
(iii) Standard General OC Master Fund L.P.
(iv) P Standard General Ltd.
(v) Standard General Focus Fund L.P.
(vi) Soohyung Kim, the Chief Executive Officer of Standard General L.P.

	(b)	Address of Principal Business Office or, if none, Residence
767 Fifth Avenue, 12th Floor
New York, NY 10153

	(c)	Citizenship
(i) Standard General L.P. is a Delaware limited partnership
(ii) Standard General Master Fund L.P. is a Cayman Islands limited partnership
(iii) Standard General OC Master Fund L.P. is a Cayman Islands limited partnership
(iv) P Standard General Ltd. is a British Virgin Islands business company
(v) Standard General Focus Fund L.P. is a Delaware limited partnership
(vi) Mr. Kim is a United States citizen

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number
750438103

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J).

	(k)	☐	A group, in accordance with § 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:
		(i)	Standard General L.P.- 10,130,928
		(ii)	Standard General Master Fund L.P.- 5,167,848
		(iii)	Standard General OC Master Fund L.P.- 2,786,081
		(iv)	P Standard General Ltd.- 2,016,800
		(v)	Standard General Focus Fund L.P.- 160,199
		(vi)	Soohyung Kim- 10,130,928

	(b)	Percent of class: Calculated based on 102,993,058 shares outstanding as of April 7, 2014 as reported by the Issuer in its Schedule 14A.
		(i)	Standard General L.P.- 9.8%
		(ii)	Standard General Master Fund L.P.- 5.0%
		(iii)	Standard General OC Master Fund L.P.- 2.7%
		(iv)	P Standard General Ltd.- 2.0%
		(v)	Standard General Focus Fund L.P.- 0.2%
		(vi)	Soohyung Kim- 9.8%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote:
			(i)	Standard General L.P.- 0
			(ii)	Standard General Master Fund L.P.- 0
			(iii)	Standard General OC Master Fund L.P.- 0
			(iv)	P Standard General Ltd.- 0
			(v)	Standard General Focus Fund L.P.- 0
			(vi)	Soohyung Kim- 0

		(ii)	Shared power to vote or to direct the vote:
			(i)	Standard General L.P.- 10,130,928
			(ii)	Standard General Master Fund L.P.- 5,167,848
			(iii)	Standard General OC Master Fund L.P.- 2,786,081
			(iv)	P Standard General Ltd.- 2,016,800
			(v)	Standard General Focus Fund L.P.- 160,199
			(vi)	Soohyung Kim- 10,130,928

		(iii)	Sole power to dispose or to direct the disposition of:
			(i)	Standard General L.P.- 0
			(ii)	Standard General Master Fund L.P.- 0
			(iii)	Standard General OC Master Fund L.P.- 0
			(iv)	P Standard General Ltd.- 0
			(v)	Standard General Focus Fund L.P.- 0
			(vi)	Soohyung Kim- 0

		(iv)	Shared power to dispose or to direct the disposition of:
			(i)	Standard General L.P.- 10,130,928
			(ii)	Standard General Master Fund L.P.- 5,167,848
			(iii)	Standard General OC Master Fund L.P.- 2,786,081
			(iv)	P Standard General Ltd.- 2,016,800
			(v)	Standard General Focus Fund L.P.- 160,199
			(vi)	Soohyung Kim- 10,130,928

**      This statement is filed by: (i) Standard General L.P. (“Standard General”); (ii) Standard General Master Fund L.P. (the “Master Fund”); (iii) Standard General OC Master Fund L.P. (the “OC Master Fund”); (iv) P Standard General Ltd. (“P Standard General”); (v) Standard General Focus Fund L.P. (the “Focus Fund” and, together with the foregoing, the “Funds”); and (vi) Soohyung Kim (“Mr. Kim”), a director of the general partner of the general partner of Standard General.

Standard General serves as investment manager to each of the Funds and, in such capacity, exercises voting and investment control over the shares beneficially owned by the Funds.  Mr. Kim may be deemed to have indirect beneficial ownership of the shares reported herein based on his relationship with Standard General.  Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest in such shares.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five  percent of the class of securities, check the following ☐ .

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company N/A

Item 8.	Identification and Classification of Members of the Group N/A

Item 9.	Notice of Dissolution of Group N/A

Item 10.
Certification

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 9, 2014

STANDARD GENERAL L.P.

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer

STANDARD GENERAL MASTER FUND L.P.

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer of Standard General L.P., its investment manager

STANDARD GENERAL OC MASTER FUND L.P.

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer of Standard General L.P., its investment manager

P STANDARD GENERAL LTD.

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer of Standard General L.P., its investment manager

STANDARD GENERAL FOCUS FUND L.P.

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer of Standard General L.P., its investment manager

/s/ Soohyung Kim
Name: Soohyung Kim

Footnotes:

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT 1

Agreement among Standard General L.P., Standard General Master Fund L.P., Standard General OC Master Fund L.P., P Standard General Ltd., Standard General Focus Fund L.P. and Soohyung Kim as to joint filing of Schedule 13G

EXHIBIT 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of May 9, 2014, is by and among Standard General L.P., Standard General Master Fund L.P., Standard General OC Master Fund L.P., P Standard General Ltd., Standard General Focus Fund L.P. and Soohyung Kim (the “Reporting Persons”).

Each of the Reporting Persons may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or Schedule 13D with respect to common stock of RadioShack Corp. that may be deemed beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons hereby agree to file a single statement on Schedule 13G and/or Schedule 13D, as may be appropriate from time to time, and/or any amendments thereto, on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Reporting Persons upon one week’s prior written notice or such lesser period of notice as the Reporting Persons may mutually agree.

Executed and delivered as of the date first above written.

STANDARD GENERAL L.P.

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer

STANDARD GENERAL MASTER FUND L.P.

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer of Standard General L.P., its investment manager

STANDARD GENERAL OC MASTER FUND L.P.

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer of Standard General L.P., its investment manager

P STANDARD GENERAL LTD.

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer of Standard General L.P., its investment manager

STANDARD GENERAL FOCUS FUND L.P.

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer of Standard General L.P., its investment manager

/s/ Soohyung Kim
Name: Soohyung Kim